Exhibit 10.1

Loan Agreement

The Loan Agreement (the "Agreement") is entered into as of January 04, 2016 between the following two parties:

(1) LAW Insurance Broker Co., Ltd. (the "Lender")

(2) Action Holdings Financial Limited Taiwan Branch , a branch of Action Holdings Financial Limited which is a wholly-owned British Virgin Islands subsidiary of China United Insurance Service, Inc. (the "Borrower")

The Lender and the Borrower will each be referred to as a "Party" and collectively referred to as the "Parties."

WHEREAS, the Borrower wishes to borrow a short-term loan from the Lender for its short-term payments and the Lender agrees to provide such loan to the Borrower for such specified purpose.

NOW THEREFORE, the Parties agree as follows:

1.	The Lender agrees to provide the loan at amount NTD30,000,000 (the “Loan”) to the Borrower and agrees to remit such Loan to the account owned by the Borrower (No. 015540322880 at CTBC Bank) within 10 days of the effective date of this Agreement.

2.	Term for the Loan shall be from January 12, 2016 to December 31, 2016 (the “Term”) with a fixed interest rate at 1.5%. The principal amount of the Loan together with the accrued interest shall be paid in one lump sum before December 31, 2016.

3.	In the event that the Borrower fails to fulfill the obligation set forth in Section 2, the Borrower shall pay twice of the fixed rate as the penalty to the Lender.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first hereinabove set forth.

Lender: LAW Insurance Broker Co., Ltd.

Borrower: Action Holdings Financial Limited Taiwan Branch